UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 14, 2009

OPTICON SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-1380277	20-25831853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

449 Central Ave., Suite 105, Saint Petersburg, FL 33701
(Address of principal executive offices)   (ZIP Code)

817-305-7118
 (Registrant's telephone no., including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 05, 2009, Paul Lisenby has resigned from the Company’s Board of Directors. Mrs. Lisenby is resigning to focus more on other responsibilities and not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Effective October 06, 2009, Ms. Terisue Lander and Mr. Malcolm Welsh have joined Company’s Board of Directors. Ms. Lander has joined as a Board member and Mr. Malcolm Welsh as the Company’s Chairman of the Board as previously announced on October 06, 2009.

Appointment of Certain Officers

On October 06, 2009, the Board of Directors of OptiCon (the “Company”) approved the appointment of Terisue Lander, age 58, to serve as Executive Vice President and Chief Operating Officer of the Company, effective October 06, 2009. Ms. Lander will commence employment with the Company on October 06, 2009.

The terms of Ms. Lander’s employment are set forth in the Company’s offer letter to Ms. Lander dated October 06, 2009 (the “Offer Letter”). Ms. Lander will be employed by the Company on an “at-will” basis. She will receive a base salary at an annual rate of $144,000, subject to annual review. Mr. Morse will be entitled to participate in the Company’s benefit programs generally available to senior executives of the Company, including the Company’s Change in Control Severance Plans, health insurance, life and disability insurance, and the Employee Stock Purchase Plan when it becomes available by the Company.

An option to purchase 720,000 shares of the Company’s common stock at a per-share exercise price equal to the closing price of the common stock on the Grant Date of $0.08, such option to vest with respect to 33% of the shares subject to the option on the first anniversary of Ms. Lander’s start date and with respect to the remaining 67% of the shares subject to the option in two equal annual installments over the three-year period thereafter, contingent upon her continued employment through each vesting date, such that the option will be fully vested at the end of three years following her start date; and

She is eligible to receive 720,000 shares of stock in the Company’s wholly-owned Subsidiary, PowerCon Systems, Inc., (PCS) by achievement of goals and objectives defined in her PMP, established by the CEO/Chairman approved by the Board of Directors. Annually on the anniversary of her Start Date, 240,000 of these restricted shares will be eligible to vest, based on Employee’s percentage of accomplishment of her approved PMP goals and objectives

Performance reviews will be conducted on a six-month basis. She will be eligible to vest 50% of her annual stock allocation if the goals and objectives approved by the Board of Directors spanning the past six months’ performance have been achieved. Under the conditions of achievement aforementioned, vesting shall occur over the three year term, on the six (6) month anniversary dates from the Employee’s Start Date. Should she miss her objectives at her six-month performance review, she shall be eligible to vest said shares upon achievement of those objectives, subject to the approval of the Board of Directors.

In the event that Employee is terminated without cause, the Employee will receive an allocation of stock commensurate with their contributions to Company, as determined by their prior Performance Appraisal, based on the achievement of their Objectives.  If the Employee is terminated without cause, has achieved their Objectives, and has been employed full-time with the Company:
a. for a period of up to 6 months, Employee will receive 1/6 of their total stock allocation;
b. for a period of 6 to 12 months, Employee will receive 1/3 of their total stock allocation;
c. for a period of 12 to 18 months, Employee will receive 1/2 of their total stock allocation;
d. for a period of 18-24 months, Employee will receive 2/3 of their total stock allocation;
e. for a period of 24-30 months, Employee will receive 5/6 of their total stock allocation;
f. for a period of 30-36 months, Employee will receive 100% of their total stock allocation.
g. In appreciation for their contribution to the start-up efforts of the Company, Employee will receive Company S8 stock, equivalent to three months base salary.
h. Employee will receive an additional allocation of Company S8 shares of stock, equal to 50% of vested PCS stock.

As former Senior Vice President of Strategic Marketing & Acquisitions, REUTERS, Vice President of Marketing for Thomson, ADP, and Citicorp, Ms. Lander developed innovative financial information services integrating global market makers, securities exchanges, and news, providing strategic advantage to investment and trading clients. She served as the Chair of Regulatory Compliance and Exchange Relations for the Information Industry Association, and was active in the Securities Industry Association.

On October 12, 2009, the Company issued a press release announcing Ms. Lander’s appointment as Executive Vice President and Chief Operating Officer. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of OptiCon Systems dated October 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OptiCon Systems, Inc.
Date: October 14, 2009
By:
/s/ Sam(Saed) Talari
Sam(Saed) Talari, Chairman & Acting Chief Executive Officer